SUBADVISORY AGREEMENT

This Agreement is effective as of September 20, 2017, by and between Vert Asset Management LLC, a California limited liability company ("Manager"), and Dimensional Fund Advisors LP, a Delaware limited partnership ("Subadviser").

WHEREAS each of the funds listed in Schedule A (each, a "Fund," and collectively, the "Funds") is a series of Manager Directed Portfolios (the "Trust"), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WHEREAS, prior to the effective date of this Agreement, Manager has entered into an investment advisory agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds.

WHEREAS, Manager and the Funds each desire to retain Subadviser to provide investment advisory services to the Funds, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser's Duties.
(a)
Portfolio Management. Subject to supervision by Manager and the Trust's Board of Trustees (the "Board"), Subadviser shall provide a continual investment program for and manage the composition of that portion of assets of each of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions as stated in the Funds' then-current registration statement filed with the Securities and Exchange Commission (the "SEC") and that has been provided to Subadviser, as from time to time amended (the "Registration Statement") and any additional guidelines provided in writing by Manager from time to time, and subject to the following understandings:

(i)
Investment Decisions.  Subject to supervision by the Manager and the oversight of the Board of Trustees of the Trust, the Subadviser provides a continual investment program for the Fund, including the purchase, retention and disposition of investments in the Fund's portfolio, in accordance with the Fund's investment objective, policies, and restrictions.    Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) or Rule 17a-10 under the 1940 Act.  Unless Manager or the applicable Fund gives written instructions to the contrary, Subadviser shall vote, or abstain from voting, all proxies with respect to companies whose securities are held in that portion of each of the Funds allocated to it by Manager in accordance with the Subadviser's then-current Proxy Voting Policies and Procedures for environmentally screened portfolios and provided that the relevant proxy materials have been forwarded to the Subadviser in a timely manner by a Fund's custodian.  Subadviser shall not be responsible to advise or act for the Manager or the Funds in any legal proceedings, including any bankruptcy action or class action settlements, relating to the securities or assets currently or previously held or purchased or sold by the Funds; provided, however, that Subadviser, upon request, shall provide Manager with non-confidential information in Subadviser's possession with respect to such proceedings.

(ii)
Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of Manager and of the Board communicated to Subadviser in writing; (C) requirements of the 1940 Act and all other applicable federal and state laws and regulations; (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated to Subadviser in writing; and (E) any policies and procedures of Subadviser communicated in writing to, and approved by, the Funds and/or Manager.  Subadviser will have a reasonable opportunity to review and comment on, and a reasonable time to implement, any limit or requirement referenced in this sub-section (ii)(A), (B)or (D), before Subadviser will be obligated under this Agreement to adhere to any such limit or requirement.

(iii)	Portfolio Transactions.
(A)
Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, futures commission merchants or other counterparties (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund's Prospectus and SAI, or as approved by the Board and provided to Subadviser; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.    Subject to any written instructions of Manager, the Trust or the Funds, Subadviser is hereby appointed as Manager's, the Trust's and the Funds' agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as Subadviser is requested by brokers, dealers, or other counterparties and other persons in connection with its management of Fund assets; provided, however, that any such documentation that Subadvisor shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Fund, including but not limited to the 1940 Act and the rules and regulations thereunder.  Upon request, Subadvisor shall provide Manager and the Trust with copies of any documents executed on behalf of the Trust hereunder.

(B)
Aggregation of Trades.  To the extent permitted by applicable laws and regulations, Subadviser may, but shall be under no obligation to, aggregate the purchase or sale of securities or futures contracts made for a Fund and other client accounts or portfolios managed by the Subadviser or its affiliates. In such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients consistent with Subadviser's Form ADV Part 2.  Manager acknowledges that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

(C)
Affiliated Brokerage.  In the event Subadviser places trades through a broker or dealer affiliated with Manager or Subadviser, Subadviser agrees to provide prior notice to the Funds and to comply with the Funds' affiliated brokerage procedures.

(iv)
Affiliated Transactions.  Subadvisor and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to any Fund; provided, however, Subadvisor may purchase securities or other instruments from or sell securities or other instruments to a Fund if such transaction is permissible under applicable law and the Fund's procedures or in accordance with an exemptive order.  In the event of any such transaction, the transaction shall be reported to the Board on a quarterly basis.

(v)
Records and Reports.  Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

(vi)
 Transaction Reports.  On each business day Subadviser shall provide, or arrange transmission, to the Funds' custodian and the Funds' administrator information relating to all transactions concerning the Funds' assets that is reasonably necessary to enable the Funds' custodian and the Funds' administrator to perform their respective duties with respect to the Funds, and shall provide Manager with such information upon Manager's request.

(b)
Compliance Program and Ongoing Certification(s).  As may be reasonably requested, Subadviser shall timely provide to Manager with such reasonable information, certifications and/or reports as such persons may reasonably request from the Subadviser regarding the Subadviser's compliance with: (i) Rule 206(4)-7 of the Investment Advisers Act of 1940 (the "Advisers Act"); (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act ("CEA"); and (iv) any and all other laws, rules, and regulations applicable to the Subadviser's services to the Fund. Subadviser agrees to promptly notify the Trust and Manager of any material compliance violations that affect the Funds.

(c)
Subadviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to safeguard the Funds' confidential information.  Subadviser shall promptly notify Manager and the Trust of any material violations or breaches of such policies and procedures.

(d)
Section 15(c) Request for Information.  Subadvisor shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

(e)
Fair Valuation.  In accordance with the Fund's valuation procedures adopted by the Board, as amended from time to time, Subadvisor shall provide reasonable assistance with fair valuation of those securities in which it invests a Fund's assets for which readily available market prices are unavailable.

(f)
Delegation.  In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that, in the case of any such delegation that involves any such entities or persons serving as an "investment adviser" to the Fund within the meaning of the 1940 Act, such delegation must meet the requirements of Section 15(a) of the 1940 Act and related guidance of the Securities and Exchange Commission and its staff.  Subadviser shall remain liable to Manager for the performance of Subadviser's obligations hereunder and for the acts and omission of such other entities or persons.

2.
Manager's Duties.  Manager is responsible for overseeing and implementing the Fund's investment program and provides oversight of portfolio management, investment research, and security selection for the Fund.  Manager shall oversee and review Subadviser's performance of its duties under this Agreement.  Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser.  Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

3.
Confidentiality.  Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the other party that is not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder.  As used herein, "Confidential Information" means confidential and proprietary information of the Funds, Subadviser, or Manager, including portfolio holdings of the Funds or other accounts managed by Manager or Subadviser, that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of each of the Funds allocated to Subadviser that Subadviser manages under the terms of this Agreement.

Except as set forth in this Agreement or otherwise required by applicable law, each party will restrict access to the Confidential Information to its, its affiliates', or the other party's employees, directors, officers, attorneys, auditors, agents, service providers, consultants, sub-contractors, and advisers who will use it only (i) for the purpose for which the Confidential Information was provided to that party; (ii) as reasonably necessary for a party to meet its obligations under this Agreement; or (iii) as reasonably necessary for the provision of services to a party.  The foregoing shall not prevent a party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, (4) requested by a regulator in the course of a routine regulatory examination, or (5) required to be disclosed pursuant to a governmental agency, court order, or law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure; however, such notice is not required if information is provided on an aggregate basis without specific attribution to the party providing the Confidential Information.

4.
Documents Provided to Subadviser.  Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Funds' Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

5.	Compensation of Subadviser. The Manager will pay the Subadviser with respect to each Fund the compensation specified in Schedule A to this Agreement.
5A.
Expenses. Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement other than the cost of investments (including brokerage commissions, taxes, custody fees and other transaction charges, if any) purchased or sold by the Funds.  Subadviser will, from time to time at its sole expense, employ such persons as it believes to be competent to assist it in the execution of its duties hereunder.

6. Representations of Subadviser.  Subadviser represents and warrants as follows:

(a)
Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, as they relate to the services to be provided by Subadviser pursuant to this Agreement; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, as such requirements relate to the services to be provided by Subadviser pursuant to this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement;  and (vii) will promptly notify Manager and the Trust of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics.

(c)
Subadviser has provided Manager with a copy of its Form ADV Part 2, which as of the date of this Agreement is its Form ADV Part 2 as most recently deemed to be filed with the SEC, and promptly will furnish a copy of all amendments thereto to Manager.

7.	Representations of Manager. Manager represents and warrants as follows:
(a)
As of the effective date of this Agreement, Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Management Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Management Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)
Unless required by applicable law or pursuant to a regulatory request for information, Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld; provided that Manager or the Trust shall not be required to obtain Subadviser's prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to a Fund on a representative client list or in regulatory documents.

(c)
Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized Manager to enter into this Agreement.  Shareholders of the Funds have approved this Agreement or are not required to approve this Agreement under applicable law.

8.
Liability.  Subadviser, its affiliates (as defined in Section 2(a)(3) of the 1940 Act), and each of their directors, officers, and employees shall not be liable to Manager or Trust, and Manager, Trust, their affiliates (as defined in Section 2(a)(3) of the 1940 Act), and each of their directors, officers, and employees shall not be liable to Subadviser (for purposes of this section, each of Subadviser and its related persons specified herein, on the one hand, and Manager, Trust and their related persons specified herein, on the other hand, is a "Party"), for any error of judgment or mistake of law or for any loss suffered by a Party in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties or obligations of that Party.  In no event shall a Party be liable for consequential, incidental, special, exemplary, indirect or punitive damages.  Nothing in this Agreement shall protect a Party from any liabilities that it may have under the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, or the Advisers Act.  Subadviser does not warrant that the portion of the assets of each Fund managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.  It is further understood and agreed that a Party may rely upon information furnished or written instructions provided to it by the other Party that the receiving Party reasonably believes to be accurate and reliable.

9. Indemnification Against Third Party Claims.

Subadviser shall indemnify Manager and its officers, directors, and "controlling persons" (within the meaning of Section 2(a)(9) of the 1940 Act) (collectively, "Manager Parties"), for any liability to third parties and related reasonable expenses, including reasonable attorneys' fees, that may be sustained as a result of Subadviser's willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

Manager shall indemnify Subadviser and its officers, partners and "controlling persons" (within the meaning of Section 2(a)(9) of the 1940 Act) (collectively, "Subadviser Parties") for any liability to third parties and related reasonable expenses, including reasonable attorneys' fees, that may be sustained as a result of Manager's willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of an investigation, action, claim or proceeding for which indemnification is or may be sought by such indemnified party hereunder (each, a "Claim"), such indemnified party will give the indemnifying party written notice of the commencement thereof (each, a "Claim Notice"); provided, however, that the failure to timely notify the indemnifying party will not relieve such party from any obligation or liability that it may have to any indemnified party under this Section 10, if the failure to promptly notify does not materially prejudice the indemnifying party.  Upon the receipt of any Claim Notice, the indemnifying party shall be entitled to participate in the Claim at its own expense, and, with the consent of the indemnified party, which consent is within the sole discretion of the indemnified party, to assume and control the defense thereof, with counsel chosen by the indemnified party and reasonably satisfactory to the indemnifying party, by providing written notice of assumption (each, an "Assumption Notice") to the indemnified party within 30 days of receiving the Claim Notice.  Issuance of an Assumption Notice shall constitute an irrevocable admission that the Claim is indemnifiable by the indemnifying party under this Section 10.  After receipt of the Assumption Notice and appointment and approval of counsel, the indemnified party shall bear the expense of any additional counsel retained by it, and the indemnifying party shall not be liable to such indemnified party for any legal or other expenses of such additional counsel subsequently incurred by such indemnified party in connection with the defense of such Claim, other than reasonable costs of investigation, so long as (i) the indemnifying party diligently and in good faith conducts the defense of the Claim at its expense and (ii) the indemnified party has not determined, in good faith, that (1) a conflict of interest exists between the indemnifying party and the indemnified party in the defense of the Claim or (2) the indemnifying party's defense of the Claim would reasonably be expected to have a material adverse effect on the indemnified party's business or other interests, in which case of either (i) or (ii) hereof, the indemnified party may retake control of defense of the Claim.

The indemnifying party shall not settle or compromise any Claim without the prior written consent of the indemnified party (which consent will not be unreasonably withheld, conditioned or delayed).   If the indemnified party controls the defense of the Claim, either because the indemnifying party did not timely issue an Assumption Notice or because the indemnified party retakes control of defense of the Claim, the indemnified party may settle or compromise the Claim in its sole discretion and without notice or accounting to the indemnifying party; provided, that, (i) the indemnifying party shall not be deemed to have consented to any such settlement or compromise effected without its prior written consent and (ii) the indemnified party shall not be deemed to have waived or otherwise precluded itself from asserting any claim against the indemnifying party under this Section 10.

The indemnification provisions set forth in this Section 10 shall provide the exclusive remedy to Manager Parties and Subadviser Parties with respect to any Claim asserted against Manager Parties or Subadviser Parties by any third party; provided, however, for the avoidance of doubt, each party to this Agreement may bring direct claims for breach of contract subject to the limitation of liability in Section 9.

10.
Duration and Termination.  This Agreement shall become effective with respect to each Fund on the later of (i) the date of this Agreement's effectiveness, as specified above, or (ii) the date of the meeting of the Board, at which meeting this Agreement is approved as described below.  The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Funds, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) of shares of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the portfolios of the Trust.  This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice to the Manager and the Subadviser, or by the Manager or Subadviser on sixty (60) days' written notice to the Trust and the other party.  This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event the Management Agreement between the Manager and the Trust terminates for any reason.

11.
Subadviser's Services Are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of Subadviser or Subadviser Parties to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

12.
Sales Literature.  Manager and Subadviser acknowledge that advertising and sales literature relating to investment companies (such as the Funds) are subject to strict regulatory oversight.  Subadviser agrees to submit any proposed advertising, marketing material or other sales literature for a Fund to the Funds' distributor for review and filing with the appropriate regulatory authorities prior to the release of any such material; provided, however, that Subadviser shall not be obligated to produce any advertising or sales literature for the Funds.

13.
Right to Use Names.  Subadviser will have no rights relating to the Trust's name, the Funds' names or Manager's name as they are used in connection with investment products, services or otherwise, and Subadviser will make no use of such names without the express written consent of the Trust, the Funds or Manager, as the case may be; provided, however, Subadviser may identify Manager or a Fund by name in Subadviser's current client list or in regulatory documents.  Such list or documents may be used with third parties.

Neither the Trust nor Manager will have any rights relating to the Subadviser's name as it is used in connection with investment products, services or otherwise, and the Trust and Manager will make no use of such name without the express written consent of Subadviser; provided that notwithstanding anything in this Agreement, Manager and the Trust shall be entitled to use the name "DFA" in Form N-1A, Form ADV, the Funds' prospectuses, Statement of Additional Information, or any other document required to be filed with any governmental agency or self-regulatory organization.

14. Notices.  Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.
Subadviser:

Dimensional Fund Advisors LP
General Counsel
6300 Bee Cave Road
Building One
Austin, Texas 78746

Manager:

Vert Asset Management LLC
260 Montford Ave
Mill Valley, CA 94941

15.	Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act.
16.
Assignment  Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Manager.  Manager shall not make such an assignment of this Agreement without the prior written consent of Subadviser.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

17.
Governing Law.  This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 18, shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the laws of the State of Delaware, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

18.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.
19.
Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, Sections 3, 5, 9, 10 and 14, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20.
Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.
22.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one agreement.
23.
Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Subadvisory Agreement to be executed by their officers designated below as of the day and year first above written.

VERT ASSET MANAGEMENT LLC	DIMENSIONAL FUND ADVISORS LP
By Dimensional Holdings Inc., its
General Partner

By:  /s/ Samuel C Adams                                                                    By:  /s/ Carolyn O

Name:   SAMUEL C ADAMS                                                            Name:  Carolyn O

Title:  ________CEO___________                                                Title:                Vice President

SCHEDULE A

Vert Global Sustainable Real Estate Fund                                                                                0.15%